Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-203061) of our report dated February 24, 2017 relating to the financial statements of United States Natural Gas Fund, LP as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and our report dated February 24, 2017 relating to the effectiveness of United States Natural Gas Fund, LP’s internal control over financial reporting, which appear in this Annual Report on Form 10-K of United States Natural Gas Fund, LP for the year ended December 31, 2016.

/s/ Spicer Jefferies LLP

Greenwood Village, Colorado

February 24, 2017